Wilshire Credit Corporation
Payments
P.O. Box 30040; Los Angeles, CA 90030-0040
or P.O. Box 650314; Dallas, TX 75265-0314
Correspondence
P.O. Box 8517; Portland, OR 97207-8517
Phone
(503) 952-7947
(888) 502-0100
Fax
(503) 952-7476
Web Site
www.wfsg.com

Exhibit 35
[Wilshire logo]

Exhibit T

CERTIFICATION OF SERVICER

March 1, 2007
Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10
th
Floor
New York, New York 10080
U.S. Bank National Association
60 Livingston Avenue
Mail Code EP-MN-WS3D
St. Paul, Minnesota 55107-2292
Attn: Structured Finance/SURF 2006-AB1
Re:
Pooling and Servicing Agreement (the "Agreement") dated as February 1, 2006 among Merrill Lynch
Mortgage Investors, Inc., as Depositor, Wilshire Credit Corporation, as Servicer and U.S. Bank
National Association, as Trustee, relating to Special Underwriting and Residential Finance Trust,
Mortgage Loan Asset-Backed Certificates, Series 2006-AB1, Pool 1406
I, Ken Frye, Senior Vice President, Loan Servicing of Wilshire Credit Corporation (the "Servicer"), hereby certify that:
i.
A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under this Agreement has been made under my supervision, and
ii.
To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or a portion thereof, or if there has been a failure to fulfill any such obligation in any material respect, I have specified below each such failure known to me and the nature and status thereof.
Wilshire Credit Corporation,
as Servicer
By: _/s/: Ken Frye_____
Name: Ken Frye
Title: Senior Vice President Loan Servicing